Exhibit 99.1

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Chief Financial Officer

(716) 888-3634

CTG ANNOUNCES EXTENSION OF 10B5-1 PLAN TO FACILITATE SHARE REPURCHASES

BUFFALO, N.Y. — April 7, 2010 — CTG (NASDAQ: CTGX), an international information technology (IT) solutions and services company, today announced that it extended a stock repurchase plan under Rule 10b5-1 of the Securities and Exchange Commission (the “Company 10b5-1 Plan”) to facilitate the repurchase of its common stock. The Company has approximately 420,000 shares available for repurchase as of April 7, 2010, under its outstanding repurchase authorizations.

“We are again extending our 10b5-1 plan as it gives us the ability to repurchase shares during our self-imposed blackout periods prior to the announcement of quarterly results,” said CTG Chairman and Chief Executive Officer James R. Boldt.

The plan is effective from April 8, 2010, until the day following the Company’s release of its 2010 first quarter financial results. CTG’s 10b5-1 plan allows for the repurchase of shares during the time following the close of a quarter and the announcement of quarterly financial results when the Company’s stock repurchase policy does not allow for the direct purchase of shares by the Company. Repurchases are subject to SEC regulations as well as certain price, market, volume, and timing constraints specified in the plan. The plan does not require that any shares be purchased.

Backed by over 40 years’ experience, CTG provides IT solutions and services to help our clients use technology as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated offerings, best practices, and proprietary methodologies supported by an ISO 9001-certified management system. Our IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering high-value, industry-specific solutions. CTG serves companies in several industries and is a leading provider of IT and business consulting solutions to the healthcare market. CTG posts news and other important information on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2009 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

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Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.